Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Tracy J. Henrikson	Barbara Lindheim
Executive Director, Corporate Communications	GendeLLindheim BioCom Partners
Orchid Cellmark Inc.	(212) 918-4650
(609) 750-2221

ORCHID CELLMARK REPORTS FOURTH QUARTER AND

FULL YEAR 2005 FINANCIAL RESULTS

PRINCETON, N.J., May 19, 2006 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the fourth quarter and full year of 2005.

Total revenues were $14.7 million for the fourth quarter of 2005 and $61.6 million for the full year of 2005, compared to $17.6 million for the fourth quarter of 2004 and $62.5 million for the full year of 2004. Revenues for the fourth quarter of 2005 were primarily impacted by a decline in the company’s U.S. forensic casework testing volume. This decline was primarily due to lower than anticipated production capacity in the company’s new Dallas, Texas facility as a result of the transition of work to this facility from the company’s Germantown, Maryland facility, which was closed in September 2005, and lower than expected DNA analyst staffing levels. In addition, U.K. agricultural revenues declined by $1.1 million in the fourth quarter of 2005, as compared to the fourth quarter of 2004, with the expiration of the Maple Leaf contract. The company grew revenues in U.S. private paternity, U.S. CODIS database and U.K. forensic DNA testing services in the fourth quarter of 2005 compared to the fourth quarter of 2004. Gross margin for the fourth quarter of 2005 was lower than the fourth quarter of 2004 primarily because of lower pricing, an increase in the amount of sample testing required per forensic test result, and the increase in testing volumes for U.S. CODIS testing services, which have lower average gross margins than some of the company’s other lines of business. In addition, the implementation of new processes and systems in the fourth quarter of 2005, which are expected to create future operational efficiencies, had a negative impact. Service revenues gross margin was also negatively impacted by the physical relocation in November 2005 of the company’s U.S. forensic casework operations to a new facility in Dallas, Texas.

Total operating expenses, excluding cost of service revenue, for the fourth quarter of 2005 were $10.1 million as compared to $7.9 million for the fourth quarter of 2004. The increase in these expenses was primarily due to: an increase in marketing and sales expenses resulting from the expansion of the company’s U.S. field sales team and the implementation of broader marketing efforts related to U.S. private paternity testing services; an increase in general and administrative expenses primarily from higher professional fees; and a fourth quarter 2005 restructuring charge related to the consolidation of the company’s U.S. forensic facilities.

Orchid Cellmark reported a loss from continuing operations of $3.8 million for the fourth quarter of 2005, compared to income from continuing operations of $0.8 million for the fourth quarter of 2004. The loss from continuing operations before income taxes was $5.1 million for the fourth quarter of 2005, which includes charges of $1.7 million for depreciation and amortization, as compared to income from continuing operations before income taxes of $0.4 million for the fourth quarter of 2004, which included charges of $1.6 million for depreciation and amortization.

Orchid Cellmark reported total other income of $0.3 million and $2.1 million for the fourth quarter and full year of 2005, respectively. Included in the full year 2005 total other income is $1.6 million associated with the receipt of treasury stock that the company received in settlement of escrow claims related to the company’s 2001 acquisition of Lifecodes Corporation. As previously announced, the company did not include this income in its results for the quarter ended June 30, 2005 and, as a result, it will restate its second quarter 2005 financial results in its Annual Report on Form 10-K for fiscal year 2005 to be filed with the Securities and Exchange Commission. As this second quarter 2005 event should also be reflected in the company’s reported results for the nine months ended September 30, 2005, the company will also restate its year to date consolidated financial results for the third quarter of 2005 in its Annual Report on Form 10-K for fiscal year 2005.

Orchid Cellmark reported a net loss allocable to common stockholders of $3.8 million, or $0.16 per share, for the fourth quarter of 2005, compared to a net income allocable to common stockholders of $0.7 million, or $0.03 per share, for the fourth quarter of 2004. Included in the net income allocable to common stockholders for the fourth quarter of 2004 is a loss from discontinued operations of $0.2 million, or $0.01 per share.

At December 31, 2005, cash and cash equivalents and short-term investments were $23.2 million, and the short and long-term portion of restricted cash was approximately $1.7 million. In the fourth quarter of 2005, cash provided by operations was $0.1 million and cash used for capital expenditures was $1.4 million.

“Our fourth quarter performance was disappointing and negatively impacted our full year 2005 results,” said George Poste, D.V.M., Ph.D., chairman of Orchid Cellmark Inc. “We expect our first quarter results will be impacted by U.S. operational issues that have continued into the new year, as well as consulting fees and other expenses we incurred during the first quarter. While we expect U.S. operational factors will make 2006 a challenging year, they are a top priority for the company. We believe the appropriate changes and actions, including the appointment of our new chief executive officer, Thomas Bologna, are being and will continue to be made during the year to move the company forward so that we will be able to capitalize on our leading position in the market for identity DNA testing.”

As previously announced, Orchid Cellmark is not conducting a conference call in conjunction with the release of its fourth quarter and full year 2005 financial results. The company intends to resume conducting quarterly conference calls with the release of its first quarter 2006 financial results.

The company expects to file its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission early next week.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the expectation that the implementation of new processes and systems in the fourth quarter of 2005 will create future operational efficiencies; the expectation that first quarter results will be impacted by U.S. operational issues that have continued into the new year, as well as consulting fees and other expenses incurred during the first quarter, the expectation that U.S. operational factors will make 2006 a challenging year, the belief that the appropriate changes and actions are being made, including the appointment of its new chief executive officer, Thomas Bologna, and will continue to be made during the year to move the company forward so that we will be able to capitalize on our leading position in the market for identity DNA testing, the intent to resume conducting quarterly conference calls with the release of first quarter 2006 financial results, and the expectation to file its Annual Report on Form 10-K for the year ended December 31, 2005 early next week. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, Orchid Cellmark’s ability to file its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and Orchid Cellmark’s ability to remain listed on The Nasdaq National Market. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and year ended December 31, 2005 and December 31, 2004

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Service revenues	$13,945	$16,489	$60,440	$60,970
Other revenues	738	1,138	1,169	1,529

Total revenues	14,683	17,627	61,609	62,499

Operating expenses:
Cost of service revenues	9,906	9,148	37,496	34,963
Research and development	426	335	1,616	1,632
Marketing and sales	2,555	1,662	8,744	7,041
General and administrative	6,000	5,100	20,383	22,360
Impairment	41	393	255	393
Restructuring	614	—	2,514	1,130
Amortization of intangible assets	474	433	1,763	1,785

Total operating expenses	20,016	17,071	72,771	69,304

Operating income (loss)	(5,333)	556	(11,162)	(6,805)

Total other income (expense), net	254	(168)	2,069	(103)

Income (loss) from continuing operations before income taxes	(5,079)	388	(9,093)	(6,908)

Income tax expense (benefit)	(1,244)	(457)	346	1,121

Income (loss) from continuing operations	(3,835)	845	(9,439)	(8,029)

Discontinued operations:

Loss from discontinued operations	—	(177)	—	(783)

Net income (loss)	(3,835)	668	(9,439)	(8,812)

Dividends to Series A preferred shareholders	—	—	—	(14)

Accretion of Series A preferred stock discount	—	—	—	(1,129)

Net income (loss) allocable to common stockholders	$(3,835)	$668	$(9,439)	$(9,955)

Basic and diluted income (loss) from continuing operations per share allocable to common stockholders	$(0.16)	$0.04	$(0.39)	$(0.42)
Basic and diluted loss from discontinued operations per share	0.00	(0.01)	0.00	(0.04)

Basic and diluted net income (loss) per share allocable to common stockholders	(0.16)	0.03	(0.39)	(0.46)

Shares used in computing basic and diluted net income (loss) per share allocable to common stockholders	24,331	23,038	24,284	21,828

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2005 and December 31, 2004

(In thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Assets:
Current Assets
Cash and cash equivalents	$23,198	$12,112
Short-term investments	—	18,374
Restricted cash	566	—
Accounts receivable, net	10,693	14,099
Inventory	1,054	1,358
Prepaid and other current assets	1,904	1,547

Total current assets	37,415	47,490

Fixed assets, net	9,096	9,977

Other assets
Goodwill	2,177	2,789
Intangible assets, net	11,358	13,285
Restricted cash	1,170	1,736
Other assets	453	345

Total assets	$61,669	$75,622

Liabilities and Stockholders’ Equity:

Accounts payable	$3,466	$2,603
Accrued expenses	8,794	8,504
Income taxes payable	1,212	1,982
Current portion of long-term debt	—	371
Deferred revenue	825	983

Total current liabilities	14,297	14,443

Long-term portion of restructuring	329	1,029
Other liabilities	1,566	1,900

Total liabilities	16,192	17,372

Total stockholders’ equity	45,477	58,250

Total liabilities and stockholders’ equity	$61,669	$75,622